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Exhibit 3.3
                                                               Filed
                                                          Apr 6 1987 9 AM
                                                         State of Delaware
                                                        Secretary of State
                                                      Division of Corporation


                         CERTIFICATE OF INCORPORATION

                                      OF

                                   CPX, INC.


     FIRST.  The name of this Corporation is CPX, Inc.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road in the City of Wilmington, County of New Castle, zip code 19805. The Registered Agent in charge thereof is Corporation Service Company.

     THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

             "The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH. (A) Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares consisting of Fifty Million (50,000,000) shares of Common Stock, One Cent ($.01) par value per share, and Ten Million (10,000,000) shares of Preferred Stock, One Cent ($.01) par value per share.

     (B) Common Stock. The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

     (C) Preferred Stock. The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more classes or series and, in connection with the creation of any such class or series, the Board of Directors shall have authority to fix by he resolution or resolutions providing for the issue of shares then of the designations, voting powers, preferences and relative participating optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the fullest extent now or hereafter permitted by law.


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     FIFTH.  The name and mailing address of the incorporator is as follows:

     Name                          Mailing Address

     Christine M. Betson           Suite 3600
                                   1600 Market Street
                                   Philadelphia, PA  19103

     SIXTH. The Directors shall have power to adopt, amend or repeal the By-Laws: to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

     The stockholders and Directors of the Corporation shall have the right to inspect the books and records of the Corporation in accordance with the Delaware General Corporation Law.

     The stockholders and Directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the Directors, except as otherwise required by the laws of Delaware.

     SEVENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the future limitation or elimination of the liability of a Director, then the liability of a Director of the Corporation shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

     Any repeal or modification of this Article Seventh shall be prospective only, and shall not adversely affect any limitation or elimination of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that the facts herein stated are true, and has accordingly hereunto set her hand.

Dated: April 3, 1987

            /s/ Christine M. Betson
     ___________________________________
          Christine M. Betson